Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Record Second Quarter Sales, Net Income, Earnings Per Diluted Share and Cash Flow from Operations

•	Company raises earnings guidance for fiscal year 2008

CLEVELAND, January 17, 2008 — Parker Hannifin (NYSE: PH), the world leader in motion and control technologies, today reported record second quarter sales, net income, earnings per diluted share and cash flow from operations.

For the second quarter of fiscal year 2008, which ended on December 31, 2007, sales were $2.8 billion, an increase of 12.7 percent from $2.5 billion in the same quarter a year ago. Net income increased 9.8 percent to $211.9 million from $193.0 million in the same quarter a year ago. Earnings per diluted share increased 12.8 percent to $1.23 as compared to $1.09 in the same quarter a year ago. Cash flow from operations was $473.6 million, or 8.4 percent of sales.

“Our company continues to perform very well within a challenging economic environment in North America. We attribute this to a number of factors, and chief among them is that we are consistently executing on the goals established within our Win Strategy,” said Chairman, CEO and President Don Washkewicz. “Specifically, providing premier customer service is our primary goal, and our measures of customer service continue to demonstrate that we have the capability to ship quality products on time to customers all over the world. In addition, helping us to temper the softness in some industrial OEM markets is our global distribution network, with thousands of locations built over decades, which continues to be strong. The distribution channel, which accounts for nearly one-half of our industrial sales, provides Parker access to higher margin and less cyclical aftermarket sales.”

“It is also clear that our effort to globalize our company is paying dividends,” Washkewicz continued. “We are in a better position to maintain consistent profitable growth despite the strengths and weaknesses of key regions. Of our 12.7 percent sales growth this quarter, 4.9 percent was organic, 2.9 percent was the result of strategic acquisitions, and the remainder was from the effects of foreign currency exchange rates. We are especially pleased with our level of organic growth. Our focus on customer service, along with our capabilities to help customers improve the profitability of their business through the use of our technologies and systems, are leading to new and growing opportunities for Parker.”

“Acquisitions remain an important part of our Win Strategy,” continued Washkewicz. “Our strong cash flow allows us the opportunity to selectively add to our portfolio those technologies that have high growth profiles. We made four strategic acquisitions this quarter, adding approximately $223 million in sales. These acquisitions included electrical and production umbilical cables for subsea oil and gas installations; further expansion of our aerospace components and equipment capabilities; precision electro-pneumatic control systems; and temperature sensing protection equipment.”

“Also notable is that our Industrial International segment again delivered particularly strong results in the quarter, as revenues and operating income in that segment grew by approximately 27.7 percent and 43.9 percent, respectively,” added Washkewicz.

Segment Results

In spite of a soft overall economy in the Industrial North America segment, second-quarter sales increased 3.3 percent to $991.4 million, and operating income increased 5.8 percent to $141.7 million, as compared to the same period a year ago.

In the Industrial International segment, second-quarter sales increased 27.7 percent to $1.2 billion, and operating income increased 43.9 percent to $175.2 million, as compared to the same period a year ago.

In the Aerospace segment, second-quarter sales increased 7.1 percent to $430.7 million, and operating income decreased 23.4 percent to $51.9 million, as compared to the same period a year ago. Near-term research and development expenses continue to impact this segment.

In the Climate & Industrial Controls segment, second-quarter sales increased 0.8 percent to $229.2 million, and operating income decreased 22.1 percent to $5.4 million, as compared to the same period a year ago. This segment continues to be impacted by the ongoing weakness in the automotive, residential construction, and heavy duty truck markets.

Orders

In addition to financial results, Parker also reported an increase of 10 percent in total orders, before the effect of foreign currency and acquisitions, for the quarter ending December 31 compared to the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders increased 4 percent in the Industrial North America segment versus the same quarter a year ago.

•	Orders increased 16 percent in the Industrial International segment versus the same quarter a year ago.

•	Orders increased 19 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders decreased 6 percent in the Climate and Industrial Controls segment versus the same quarter a year ago.

Outlook

For fiscal year 2008, the company increased its guidance for earnings to the range of $5.15 to $5.40 per diluted share. Previous guidance for earnings was $5.05 to $5.35 per diluted share.

“Fiscal 2008 continues to be strong overall,” added Washkewicz. “Based on what we can see in our markets going forward, we have raised our earnings guidance. Total order growth rate this quarter reached double digits. Our orders remain strong across most segments, and are growing in Europe, Asia, Latin America and North America. In general, many of our key markets continue to grow, including aerospace. For those markets that are flat, they have been performing at this level for some time, which also positions us to benefit when they return to more normal growth levels.”

“This quarter, we hosted our shareholders and analysts for a full day of reviewing the future opportunities Parker has from the development of new, innovative products that fulfill the unmet needs of our customers,” continued Washkewicz. “We have a host of dynamic new products and systems platforms that we have recently taken to market, and many others that are near commercial launch. This will help drive the growth of our company for years to come, and we are increasingly excited by the growth potential we see for Parker’s future.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal second-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $10 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 51 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

# # #

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2007

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2007	2006	2007	2006
Net sales	$2,829,060	$2,511,152	$5,616,316	$5,062,725
Cost of sales	2,194,137	1,938,007	4,316,434	3,885,365

Gross profit	634,923	573,145	1,299,882	1,177,360
Selling, general and administrative expenses	318,961	292,855	643,922	584,865
Interest expense	26,016	22,304	48,437	39,476
Other (income), net	(6,224)	(6,777)	(6,389)	(13,403)

Income before income taxes	296,170	264,763	613,912	566,422
Income taxes	84,307	71,796	172,452	162,871

Net income	$211,863	$192,967	$441,460	$403,551

Earnings per share:
Basic earnings per share	$1.26	$1.11	$2.61	$2.29
Diluted earnings per share	$1.23	$1.09	$2.56	$2.26

Average shares outstanding during period - Basic	168,063,375	173,907,230	168,923,092	175,958,765
Average shares outstanding during period - Diluted	171,993,863	176,889,597	172,456,317	178,709,535

Cash dividends per common share	$.21	$.173	$.42	$.347

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2007	2006	2007	2006
Net sales
Industrial:
North America	$991,419	$959,663	$1,997,247	$1,960,428
International	1,177,749	922,011	2,278,637	1,799,715
Aerospace	430,698	402,039	857,988	804,397
Climate & Industrial Controls	229,194	227,439	482,444	498,185

Total	$2,829,060	$2,511,152	$5,616,316	$5,062,725

Segment operating income
Industrial:
North America	$141,680	$133,890	$296,862	$287,028
International	175,227	121,769	358,660	249,300
Aerospace	51,917	67,778	109,353	136,403
Climate & Industrial Controls	5,421	6,963	20,927	37,787

Total segment operating income	$374,245	$330,400	$785,802	$710,518
Corporate general and administrative expenses	40,039	43,960	85,348	80,630

Income from operations before interest expense and other	334,206	286,440	700,454	629,888
Interest expense	26,016	22,304	48,437	39,476
Other expense (income)	12,020	(627)	38,105	23,990

Income before income taxes	$296,170	$264,763	$613,912	$566,422

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2007

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
(Dollars in thousands)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$197,650	$157,098
Accounts receivable, net	1,745,683	1,524,240
Inventories	1,477,267	1,314,400
Prepaid expenses	63,774	49,281
Deferred income taxes	137,206	131,228

Total current assets	3,621,580	3,176,247
Plant and equipment, net	1,804,979	1,706,795
Goodwill	2,669,678	2,170,715
Intangible assets, net	627,702	469,222
Other assets	493,567	933,316

Total assets	$9,217,506	$8,456,295

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$865,058	$439,180
Accounts payable	756,495	700,973
Accrued liabilities	770,016	658,536
Accrued domestic and foreign taxes	104,919	120,094

Total current liabilities	2,496,488	1,918,783
Long-term debt	1,151,469	1,066,330
Pensions and other postretirement benefits	361,605	834,413
Deferred income taxes	118,203	108,669
Other liabilities	312,505	211,035
Shareholders’ equity	4,777,236	4,317,065

Total liabilities and shareholders’ equity	$9,217,506	$8,456,295

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
	Six Months Ended December 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$441,460	$403,551
Depreciation and amortization	155,146	148,198
Stock-based compensation	30,086	24,218
Net change in receivables, inventories, and trade payables	(90,157)	(77,596)
Net change in other assets and liabilities	(42,674)	(134,060)
Other, net	(20,260)	(56,664)

Net cash provided by operating activities	473,601	307,647

Cash flows from investing activities:
Acquisitions (net of cash of $11,396 in 2007 and $1,050 in 2006)	(463,051)	(160,429)
Capital expenditures	(118,742)	(115,441)
Proceeds from sale of plant and equipment	13,571	23,694
Other, net	(2,701)	(1,771)

Net cash (used in) investing activities	(570,923)	(253,947)

Cash flows from financing activities:
Net (payments for) common share activity	(475,943)	(360,616)
Net proceeds from debt	670,344	354,182
Dividends	(71,867)	(61,192)

Net cash provided by (used in) financing activities	122,534	(67,626)

Effect of exchange rate changes on cash	(268)	(529)
Net increase (decrease) in cash and cash equivalents	24,944	(14,455)
Cash and cash equivalents at beginning of period	172,706	171,553

Cash and cash equivalents at end of period	$197,650	$157,098